Exhibit 99.1

BioSolar Issues Statement on Erroneous Press Release Distributed by Unknown Third Party

Santa Clarita, CA – February 7, 2017 – BioSolar, Inc. (OTCQB: BSRC), a developer of breakthrough energy storage technology and materials, today identified a press release distributed via Press Release Jet, as being completely erroneous, and one that did not come from the Company, its executive leadership, or any of its partners and affiliates.

The release was issued by an unknown third-party that is not affiliated with BioSolar Inc., nor was authorized to issue any form of a statement. BioSolar wishes to convey to all shareholder and respective investors that the Company was not informed of this content or distribution.

As has been performed in the past, all Company releases are uploaded to the Company’s site.

About BioSolar, Inc.

BioSolar is developing a breakthrough technology to increase the storage capacity, lower the cost and extend the life of lithium-ion batteries. A battery contains two major parts, a cathode and an anode, that function together as the positive and negative sides. BioSolar initially focused its development effort on high capacity cathode materials since most of today’s lithium-ion batteries are “cathode limited.” With the goal of creating the company’s next generation super battery technology, BioSolar is currently investigating high capacity anode materials recognizing the fact that the overall battery capacity is determined by combination of both cathode and anode. By integrating BioSolar’s high capacity cathode or anode, battery manufacturers will be able to create a super lithium-ion battery that can double the range of a Tesla, power an iPhone for two days straight, or store daytime solar energy for nighttime use. Founded with the vision of developing breakthrough energy technologies, BioSolar's previous successes include the world's first UL approved bio-based back sheet for use in solar panels.

To learn more about BioSolar, please visit our website at http://www.biosolar.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Investor Relations Contact:

Tom Becker
BioSolar, Inc.
ir@biosolar.com

(877) 904-3733

For Media Inquiries:

Eric Fischgrund
FischTank Marketing and PR

eric@fischtankpr.com